Exhibit 5.1

[ROPES & GRAY LLP Letterhead]

September 25, 2009

BioForm Medical Inc.

1875 South Grant Street, Suite 200

San Mateo, California 94402

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 4,052,194 shares of BioForm common stock, $0.01 par value (the “Shares”), of BioForm Medical Inc., a Delaware corporation (the “Company”). The Shares are issuable under the Company’s 2007 Equity Incentive Plan (the “Plan”).

We are familiar with the actions taken by the Company in connection with the proposed issuance of the Shares. For purposes of our opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended.

It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,

/s/ ROPES & GRAY LLP
Ropes & Gray LLP